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                                                                   EXHIBIT 99(b)

                            THE J. M. SMUCKER COMPANY

                         CORPORATE GOVERNANCE GUIDELINES

                         (Adopted as of April 15, 2003)

BOARD RESPONSIBILITIES

The Board has the broad general authority that is, and each director has those duties that are, defined in the Ohio Revised Code (particularly Section 1701.59, a copy of which is attached hereto as Attachment A), and the Company's Amended Articles of Incorporation. The Board shall also have the specific responsibilities as set forth in the Board By-Laws, as the same may be amended from time to time. The Board is responsible for approving the Company's strategy and for reviewing management's implementation of that strategy. In fulfilling its obligation to the shareholders of the Company, the Board shall regularly review the Company's financial performance and its compliance with legal requirements.

In addition to the specific duties set forth in the By-Laws, the Board shall:

     - set the tone for and monitor compliance with the Company's ethical standards as set forth in the Company's Policy on Ethics and Conduct;

     - receive from management, information that the director may consider helpful in the performance of his or her duties;

     - annually evaluate the performance of the Company's co-CEOs and senior management and review management succession plans;

     -   receive regular reports from committees of the Board;

     -   act on committee recommendations, as appropriate; and

     - undertake an annual review of the performance of the Board as a whole which review and evaluations shall be in such form and cover such subjects as the chair of the nominating and corporate governance committee, in consultation with senior management, shall deem appropriate.

The independent members of the Board shall, on a regular basis as they may determine, hold meetings in executive session. These meetings shall be chaired by the chair of the nominating and corporate governance committee and will be held in conjunction with regularly scheduled meetings of the Board, other than the meeting held on the day of the annual shareholders' meeting. In the latter event, an executive session will be held only at the specific request of a director.

COMMITTEES OF THE BOARD

Consistent within the Company's Regulations, the Company has established the following committees of the Board:

         1. nominating and corporate governance committee;

         2. executive compensation committee;

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         3. audit committee; and

         4. executive committee.

All of the above-referenced committees, shall serve at the pleasure of the Board, and each of them, other than the executive committee, shall consist of at least three members, each of whom shall meet the definition of an "independent director" set forth herein and consistent with any additional requirements which may be imposed by the New York Stock Exchange ("NYSE") or other regulatory or legislative body. In addition, the members of the audit committee must meet the additional independence requirements set forth in the charter of that committee.

Any action taken at a committee meeting shall be reported to the full Board. The duties of the committees of the Board shall be as set forth in separate committee charters and as approved, added to, or revised from time to time, by the Board. The Board also may from time to time appoint certain administrative committees. For instance, the Board appoints a benefits committee to administer the Company's health and welfare and retirement plans and a contributions committee which is responsible for the Company's charitable and civic contributions. Such administrative committees may or may not include directors as members.

MEETING AND COMMUNICATIONS

A director should attend at least 75 percent of all regular and special Board meetings.

Directors are encouraged to participate actively in open discussion during meetings, to give advice and counsel to the co-CEOs when called upon between meetings, and to bring to the attention of management matters that could contribute to the Company's well-being.

Presentations on Company business shall be made to the Board by management from time to time, including formal annual reviews of the Company's strategic and operational plans. The Board may also meet with management of the Company to review issues regarding the Company, its strategy, financial performance and other issues of interest to the Board. Except in extraordinary circumstances, senior management of the Company shall be advised of such meetings. Directors shall also be kept informed between meetings about new developments and other matters of interest.

RETIREMENT

Absent specific action by the Board, nonemployee directors shall not be eligible for nomination after attaining age 72. An employee director, after retirement as a full-time employee, shall not be eligible for reelection upon the expiration of his or her current term or after age 72, whichever last occurs.

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DIRECTOR ORIENTATION/TRAINING

The Secretary of the Company will provide all newly elected directors with an orientation regarding the Company's organizational and governance documents, recent Securities and Exchange Commission ("SEC") filings, corporate structure and organizational charts and related information concerning the Company's business, and its strategic and operational plan. The Secretary of the Company shall also provide such additional director training and orientation as appropriate.

CHAIRMAN AND PRESIDENT AS DIRECTORS

The Regulations provide that the Company may elect a Chairman of the Board and shall elect a President and that both shall be members of the Board. One person may hold both offices.

STATUS OF NONEMPLOYEE DIRECTORS

A nonemployee director is not considered to be an employee of the Company and is, therefore, not eligible for employee benefits.

INDEPENDENT DIRECTORS

The Company requires that a majority of its directors will be "independent" as defined by the rules of the NYSE and the SEC, or by such other applicable rules or regulations as may be established. The Board, on an annual basis, will make a determination as to the independence of each director. The Board will then certify its conclusions as to such independent status, and the Company will disclose these conclusions and the reasons therefor in the Company's annual proxy statement.

In general, "Independent" means that a director has no material relationship with the Company or any of its subsidiaries. The existence of a "material" relationship must be determined upon a review of all relevant facts and circumstances, and generally is a relationship that might reasonably be expected to compromise the director's ability to maintain his or her independence from management.

The Board will consider the issue of materiality from the standpoint of the entity with which the director has an affiliation as well as from the standpoint of the director.

The Board will use the following criteria in reaching its conclusions regarding the independence of a Board member:

      1. if the Company obtains goods or services from an entity with which the director is an employee, partner, or otherwise has an affiliation, the relationship between the Company and such provider will be considered material if the amount paid for such goods or services in the immediately

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         preceding calendar year is more than 1% of the total revenues of the provider for that calendar year;

      2. no director who is, or in the past five years has been, affiliated or employed by a current or former auditing firm used by the Company shall be considered independent for a period of five years after the end of the affiliation by the director with such firm or the end of such auditing relationship with the Company;

      3. no director shall be independent if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of the company that concurrently employs the director; and

      4. the Board will treat immediate family members the same as the director when determining independence and in determining whether a material relationship exists.

Members of the Board shall advise the Chairman of the Board whenever they accept an invitation to serve on another public company board. There should be an opportunity for the Board, through the nominating and corporate governance committee, to review such board member's ability to fulfill his or her responsibilities as a director if he or she serves on more than three public company boards.

ETHICS, CONFLICTS OF INTEREST

Company affairs are to be conducted in conformity with high moral and ethical standards and, to this end, each director is expected to set an example by adhering to the highest standards of conduct. A director should disqualify himself or herself from voting on any matter as to which such director's objectivity and judgment may be impaired by reason of self interest or otherwise. Directors will be expected to sign and abide by the Company's Policy on Ethics and Conduct.

DIRECTOR COMPENSATION

Compensation paid to nonemployee directors shall be commensurate with compensation paid to nonemployee directors of companies of comparable size and stature. Directors who are employees of the Company shall not receive any additional compensation for their service on the Board. Proposed changes in Board compensation shall be reviewed initially by the executive compensation committee, but any changes in the compensation of directors shall require the approval of the Board. The executive compensation committee shall periodically review the status of Board compensation and shall discuss its review with the Board.

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OWNERSHIP OF COMPANY SHARES

The Board does not have specific guidelines for share ownership but believes that the matter of owning Company shares shall be a matter of conscience for each director and encourages each director to own a reasonable number of Company shares.

EXPENSE REIMBURSEMENT

A nonemployee director is reimbursed for the amount of the reasonable and necessary expenses incurred in the performance of his or her duties for the Company.

SECURITIES REPORTS

Each director is responsible by law for filing timely reports with the SEC with respect to all changes in the beneficial ownership of Company securities. To facilitate the filing of these reports, each director executes a power of attorney authorizing the Secretary and certain other individuals to prepare and file a report on his or her behalf when so requested.

RESIGNATION

A director may voluntarily resign at any time by a writing addressed to the Board or in an open meeting of the Board.

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                                  ATTACHMENT A

                           1701.59 AUTHORITY OF DIRECTORS; BYLAWS; RELIANCE OF
                  DIRECTOR ON CORPORATE RECORDS

                           (A) Except where the law, the articles, or the
                  regulations require action to be authorized or taken by shareholders, all of the authority of a corporation shall be exercised by its directors. For their own government the directors may adopt bylaws not inconsistent with the articles or the regulations.

                           (B) In discharging his duties, a director may, when
                  acting in good faith, rely upon the books and records of the corporation, upon reports made to the corporation by an officer or employee or by any other person selected for the purpose with reasonable care by the corporation, and upon financial statements or written reports prepared by an officer or employee of the corporation in charge of its accounts or certified by a public accountant or firm of public accountants.

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